Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 NASDAQ: JBHT	Contact:	David G. Mee EVP, Finance/Administration and Chief Financial Officer (479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. ANNOUNCES PAYMENT OF DIVIDEND
AND NEW $500 MILLION SHARE REPURCHASE AUTHORIZATION

LOWELL, Ark., April 20, 2017 - J.B. Hunt Transport Services, Inc. (NASDAQ:JBHT) announced today that its Board of Directors has declared the regular quarterly dividend on its common stock of $ 0.23 (twenty-three cents) per common share, payable to stockholders of record on May 5, 2017. The dividend will be paid on May 19, 2017.

J.B. Hunt also announced today, the Board of Directors adopted a new share repurchase program authorizing the repurchase of an additional $500 million of the company’s common stock. The specific timing and amount of the repurchase will vary based on market conditions, cash flows, securities law limitations and other factors. The repurchase program may be suspended, extended or discontinued at any time without prior notice.

About J.B. Hunt

J.B. Hunt Transport Services, Inc., a Fortune 500, S&P 500, and NASDAQ-100 company, provides innovative supply chain solutions for a variety of customers throughout North America. Utilizing an integrated, multimodal approach, the company applies technology-driven methods to create the best solution for each customer, adding efficiency, flexibility, and value to their operations. J.B. Hunt services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, final mile, and more. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. For more information, visit www.jbhunt.com.